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                                                                     EXHIBIT 2.1

                              TERMINATION AGREEMENT


         AGREEMENT, dated the 25th day of November, 2002, among EXEGENICS INC., a Delaware corporation ("eXegenics"), INNOVATIVE DRUG DELIVERY SYSTEMS, INC., a Delaware corporation ("IDDS"), IDDS Merger Corp., a Delaware corporation ("Merger Sub"), the Parent Stockholders' Representative (as defined in the Merger Agreement (as defined herein)) and the Company Stockholders' Representative (as defined in the Merger Agreement).

         WHEREAS, the parties hereto entered into an Agreement and Plan of Merger and Reorganization dated September 19, 2002 (the "Merger Agreement);

         WHEREAS, after discussions, the boards of directors of eXegenics, IDDS and Merger Sub determined that a merger of eXegenics and IDDS as contemplated in the Merger Agreement is no longer in the best interests of either company and agreed to terminate the Merger Agreement and any and all transactions related thereto or arising in connection with the Merger Agreement;

         WHEREAS, the parties desire to set forth their agreements regarding the termination of the Merger Agreement;

         NOW, THEREFORE, in consideration of the promises, conditions and representations set forth herein, the payment being made to IDDS by eXegenics as set forth below, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, IDDS and eXegenics agree as follows:

         1. Termination. Effective on the date hereof, and subject to terms and conditions herein, eXegenics, on behalf of itself and Merger Sub, and IDDS mutually agree and acknowledge that the Merger Agreement shall terminate as of the date hereof in accordance with this Agreement, pursuant to Section 7.2(a) of the Merger Agreement, and shall be of no further force and effect. In addition, notwithstanding anything to the contrary contained in the Merger Agreement, the parties hereto shall have no further obligations or liabilities whatsoever under or pursuant to the Merger Agreement.

         2. Expenses. Except as otherwise expressly provided herein, all costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the Merger Agreement, shall be borne by the party incurring such costs and expenses, except that eXegenics and IDDS each agree to pay fifty percent (50%) of the fees, costs and expenses of Bowne & Company in printing and filing the initial registration statement on Form S-4 in connection with the merger ("Printing Expenses"); provided, however, that the amount of Printing Expenses to be paid by IDDS shall be limited in aggregate to $27,500. Notwithstanding the foregoing, simultaneously with its execution of this Agreement, eXegenics is paying to IDDS $500,000 in immediately available funds by wire transfer to an account designated by IDDS to defray


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the costs and expenses incurred by IDDS in connection with the Merger Agreement and the transactions contemplated therein.

         3. Investment.

         3.1 The Note. Simultaneously with its execution of this Agreement, eXegenics is making an investment of $500,000 in IDDS in the form of a convertible subordinated note, substantially in the form attached hereto as Exhibit A (the "Note"), by wire transfer of the $500,000 in immediately available funds to an account designated by IDDS, against which IDDS shall simultaneously issue and deliver the executed Note to eXegenics.

         3.2 Investment Representations. In connection with its purchase of the Note, eXegenics represents and warrants that (i) it has substantial experience in investing in and evaluating companies, such as IDDS, and the investment is consistent with its corporate objectives, (ii) it has had adequate access to the financial and other information concerning IDDS and to IDDS management to ask questions necessary to make an informed decision concerning the Note, (iii) it understands the Note has not been, and the underlying Conversion Shares will not be, registered under the Securities Act of 1933, as amended, and there are restrictions on transfer of the Note and the Conversions Shares and (iv) it understands the investment is speculative and that it can bear the economic risk of the entire loss of its investment.

         4. Mutual Release and Covenant Not To Sue

         4.1 Release by eXegenics. eXegenics, and anyone else claiming by, through or under eXegenics (collectively, the "eXegenics Releasors"), hereby fully, forever, irrevocably and unconditionally release, remise and discharge IDDS and its directors, stockholders, officers, employees, agents, attorneys, representatives, affiliates, subsidiaries, and successors and assigns (collectively, the "IDDS Releasees") of and from any and all claims, counterclaims, charges, complaints, demands, actions, causes of action, suits, remedies, rights, sums of money, costs, losses, covenants, contracts, controversies, agreements, promises, omissions, damages, executions, obligations, liabilities, and expenses (including reasonable attorneys' fees and costs, expert witness fees and costs, consultants' fees and costs), of every kind and nature whatsoever, whether direct or indirect, known or unknown, either at law, in equity, or mixed, whether statutory, common, federal, state, local or otherwise under the laws of any jurisdiction, which eXegenics ever had, now has, or can, shall, or may have in the future against IDDS or any other IDDS Releasee by reason of, on account of, or arising out of any fact, incident, claim, injury, event, circumstance, matter or thing which has happened, developed, or occurred, of any kind or nature whatsoever, before the signing of this Agreement, including, but not limited to any and all claims and/or causes of action related to or arising out of the Merger Agreement and/or the termination of the Merger Agreement; provided, however, that eXegenics does not release IDDS from any obligations, liabilities or claims arising under or in connection with the Note or with respect to any rights, obligations or duties of IDDS arising out of this Agreement.



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         4.2 Release by IDDS. IDDS, and anyone else claiming by, through or under IDDS (collectively, the "IDDS Releasors"), hereby fully, forever, irrevocably and unconditionally release, remise and discharge eXegenics and its directors, stockholders, officers, employees, agents, attorneys, representatives, affiliates, subsidiaries, and successors and assigns (collectively, the "eXegenics Releasees") of and from any and all claims, counterclaims, charges, complaints, demands, actions, causes of action, suits, remedies, rights, sums of money, costs, losses, covenants, contracts, controversies, agreements, promises, omissions, damages, executions, obligations, liabilities, and expenses (including reasonable attorneys' fees and costs, expert witness fees and costs, consultants' fees and costs), of every kind and nature whatsoever, whether direct or indirect, known or unknown, either at law, in equity, or mixed, whether statutory, common, federal, state, local or otherwise under the laws of any jurisdiction, which IDDS ever had, now has, or can, shall, or may have in the future against eXegenics or any other eXegenics Releasee by reason of, on account of, or arising out of any fact, incident, claim, injury, event, circumstance, matter or thing which has happened, developed, or occurred, of any kind or nature whatsoever, before the signing of this Agreement, including, but not limited to any and all claims and/or causes of action related to or arising out of the Merger Agreement and/or the termination of the Merger Agreement; provided, however, that IDDS does not release eXegenics with respect to any rights, obligations or duties of eXegenics arising out of this Agreement.

         4.3 Validity. It is expressly agreed and understood that each Release above is a General Release. The parties further agree not to institute any charge, complaint or lawsuit to challenge the validity of this Agreement or the circumstances surrounding its execution.

         5. Representations and Warranties

         5.1 By eXegenics. eXegenics represents to IDDS that eXegenics has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby. The execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of eXegenics, including approval of the eXegenics board of directors. This Agreement has been duly executed and delivered by eXegenics and Merger Sub and constitutes a valid and binding agreement of eXegenics and Merger Sub, enforceable against them in accordance with the terms herein.

         5.2 By IDDS. IDDS represents to eXegenics that IDDS has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby. The execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of IDDS, including approval of the IDDS board of directors. This Agreement has been duly executed and delivered by IDDS and constitutes a valid and binding agreement of IDDS, enforceable against it in accordance with the terms herein.


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         6. Indemnification.

         6.1 Indemnity by eXegenics. eXegenics agrees to indemnify and hold IDDS and IDDS' directors, stockholders (excluding eXegenics to the extent it may be deemed an IDDS stockholder), officers, employees, agents, attorneys, representatives, affiliates, subsidiaries, creditors, successors and assigns harmless from and against any and all liabilities, claims, losses, demands, actions, causes of action and expenses (including reasonable attorneys' fees and costs of investigation, which fees and other costs shall be paid as incurred and regardless of the outcome of any proceeding) arising out of or in connection with any asserted, alleged, threatened or litigated claim, lawsuit, arbitration or other proceeding asserted or brought by an eXegenics Releasor with respect to the matters released pursuant to this Agreement or brought by an eXegenics stockholder (not also a stockholder of IDDS) with respect to any and all liabilities, obligations, damages, claims, losses, demands, actions, causes of action, fees, costs and expenses arising from or in connection with the Merger Agreement, the termination of the Merger Agreement and/or this Agreement.

         6.2 Indemnity by IDDS. IDDS agrees to indemnify and hold eXegenics and its directors, stockholders (excluding eXegenics to the extent it may be deemed an IDDS stockholder), officers, employees, agents, attorneys, representatives, affiliates, subsidiaries, creditors, successors and assigns harmless from and against any and all liabilities, claims, losses, demands, actions, causes of action and expenses (including reasonable attorneys' fees and costs of investigation, which fees and other costs shall be paid as incurred and regardless of the outcome of any proceeding) arising out of or in connection with any asserted, alleged, threatened or litigated claim, lawsuit, arbitration or other proceeding asserted or brought by an IDDS Releasor with respect to the matters released pursuant to this Agreement or brought by an IDDS stockholder (not also a stockholder of eXegenics) with respect to any and all liabilities, obligations, damages, claims, losses, demands, actions, causes of action, fees, costs and expenses arising from or in connection with the Merger Agreement, the termination of the Merger Agreement and/or this Agreement.

         6.3 Procedure. If any third party gives written notification to a party hereto (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Section 6, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within ten (10) days after receiving any written notice from the third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby and then only to extent so prejudiced. The Indemnified Party may defend against such matter in any manner it reasonably may deem appropriate; provided, however, that in such event, it shall waive any right to indemnity therefor by the Indemnifying Party. In the event the Indemnifying Party notifies the Indemnified Party within thirty
(30) days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (i) the Indemnifying Party will defend the Indemnified Party



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against the matter with counsel of its choice reasonably satisfactory to the
Indemnified Party, and the Indemnified Party shall cooperate with it in connection therewith, (ii) the Indemnified Party may retain separate counsel at its sole cost and expense to participate in such settlement or defense, (iii) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably) and (iv) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement which involves anything other than the payment of money by the Indemnified Party without the consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party; provided, however, that the Indemnifying Party shall have acknowledged full responsibility for such third party claim prior to undertaking, conducting or controlling such settlement or defense. Notwithstanding any other provision of this Section 6.3, if an Indemnified Party withholds its consent to a bona fide settlement offer of a third party claim recommended to it by the Indemnifying Party, where but for such withheld consent the Indemnifying Party could have settled such claim, the Indemnifying Party shall be required to indemnify the Indemnified Party only up to a maximum of such bona fide settlement offer for which the Indemnifying Party could have settled such claim (and the Indemnified Party will reimburse the Indemnifying Party for any amount in excess of such bona fide settlement offer).

         6.4 Payment. Any payment required to be made under this Section 6 shall be paid within thirty (30) days after notice of demand for payment is received by the Indemnifying Party responsible for the payment and such Indemnifying Party accepts responsibility of such payment. Should the foregoing payment not be made when due, the outstanding amount shall bear interest at the rate of ten (10%) percent per annum from the date payment is due in accordance herewith until the date payment is made in full.

         7. No Admission of Liability. It is understood and agreed by the parties hereto that this Agreement is being executed in order to terminate, settle and forever set at rest all controversies of whatsoever nature which may exist between the parties in connection with the Merger Agreement, and that neither this Agreement nor the releases contained herein constitute an acknowledgement or admission of liability in any way on the part of either party hereto or its successors, assigns, directors, stockholders, officers, employees, agents, attorneys, representatives, affiliates and subsidiaries, all of whom expressly deny any liability for any and all claims of whatsoever nature.

         8. Non-Disparagement. From and after the date hereof, each of IDDS and eXegenics agrees that it will not at any time orally or in writing defame or intentionally make, publish or disseminate disparaging remarks that could be reasonably expected to have an adverse impact (other than an immaterial impact) on the business reputation or prospects of the other party, including any of its directors, stockholders, officers, employees, agents, representatives, affiliates, subsidiaries, successors and assigns, except as may be required by law, judicial or administrative order or legal process. If either IDDS or eXegenics becomes aware of any such disparaging conduct by the other party, it shall


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notify the other party of such conduct and the other party shall have five (5)
days to cure or mitigate the breach created thereby to the reasonable satisfaction of the notifying party.

         9. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of Section 8 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 8 of this Agreement and to enforce specifically the terms and provisions of Section 8 of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at applicable law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of New York.

         10. Confidentiality. The parties agree that that certain Confidentiality Agreement by and between eXegenics and IDDS, dated as of August 5, 2002, which is attached hereto as Exhibit B and is incorporated herein by reference, shall remain in full force and effect in accordance with its terms. In addition, eXegenics and IDDS shall return to the other party all originals, copies, reproductions and summaries of Proprietary Information (as defined in the Confidentiality Agreement) as soon as practicable, but in no event later than thirty (30) business days from the date hereof.

         11. Publicity. Each of IDDS and eXegenics agrees that there will be no publicity, directly or indirectly, or dissemination of any press release or the making of any public announcement regarding the negotiations or transactions between them or the termination thereof without the advance approval in writing of the form and substance thereof by the other party, except to the extent required by law or practice, including, without limitation, eXegenics or IDDS making reference to the events related to the merger and the termination thereof in filings with the Securities and Exchange Commission and reports to their respective shareholders; provided, however, that eXegenics and IDDS shall be permitted to discuss and write about the termination of the merger in terms similar to those contained in the press release attached hereto as Exhibit C, which shall be issued by the parties after the execution of this Agreement, in such communications to their respective stockholders as their respective board of directors deems necessary in good faith, including, without limitation, a letter sent by eXegenics to its shareholders similar to the draft previously furnished to IDDS.

         12. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight courier or sent by registered or certified mail, postage prepaid, as follows:



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                  If to eXegenics:

                  eXegenics Inc.
                  2110 Research Row
                  Dallas, Texas 75235
                  Attn: Ronald L. Goode, Ph.D.

                  Copy to:

                  Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center
                  666 Third Avenue
                  New York, New York 10017
                  Attn: Joel I. Papernik, Esq.

                  If to IDDS:

                  Innovative Drug Delivery Systems, Inc.
                  787 Seventh Avenue, 48th Floor
                  New York, New York 10019
                  Attn:  Dr. Mark C. Rogers, Chairman

                  Copy to:

                  Thelen Reid & Priest LLP
                  875 Third Avenue
                  New York, NY 10022
                  Attn:  Bruce A. Rich, Esq.

or to such other address as either party hereto may hereafter only give to the other party.

         13. Further Assurances. Each party agrees that, promptly after the request and at the expense of the other party, it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be necessary to consummate the transactions and matters contemplated in this Agreement and to effectuate the provisions and purposes hereof.

         14. Applicable Law. This Agreement shall be construed in accordance with, and governed in all respects by the laws of the State of Delaware, without regard to choice of law principles thereof.

         15. Severability. Should any provision of this Agreement be declared, or be determined by any court or administrative agency to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.



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         16. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement may not be changed orally or otherwise, but only by agreement in writing of concurrent or subsequent date, signed by a duly authorized representative of the parties hereof.

         17. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred, except by operation of law (including by merger or consolidation), without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be null and void.

         18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a singe instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the parties have set their hands and seals to this
Agreement as of the date written above.



                                    INNOVATIVE DRUG DELIVERY SYSTEMS, INC.


                                    By: /s/ Mark C. Rogers, M.D.
                                       -----------------------------------------
                                    Name:   Mark C. Rogers, M.D.
                                    Title:  Chairman


                                    EXEGENICS INC.


                                    By: /s/ Ronald L. Goode, Ph.D.
                                        ----------------------------------------
                                    Name:  Ronald L. Goode, Ph.D.
                                    Title: President


                                    IDDS Merger Corp.


                                    By: /s/ Ronald L. Goode, Ph.D.
                                        ----------------------------------------
                                    Name:  Ronald L. Goode, Ph.D.
                                    Title: President


                                    eXegenics Stockholders' Representative:


                                    /s/ Ronald L. Goode, Ph.D.
                                    --------------------------------------------



                                    IDDS Stockholders' Representative


                                    /s/ Mark C. Rogers, M.D.
                                    --------------------------------------------



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